Exhibit No. 21

                          JOURNAL COMMUNICATIONS, INC.

                         Subsidiaries of the Registrant

        The following list shows the subsidiaries of the Registrant, their respective states of incorporation and the percentage of voting securities of each subsidiary owned by its immediate parent. All companies listed have been included in the consolidated financial statements filed herewith.

                                                     Percent of Voting
                                                     Securities Owned
                                 State/Country       by Registrant or
        Subsidiary               of Incorporation    Immediate Parent

   Journal/Sentinel Inc.         Wisconsin           100% by Registrant
   WTMJ, Inc.                    Wisconsin           100% by Registrant
   NorthStar Print Group, Inc.   Wisconsin           100% by Registrant
   Perry Printing Corporation    Wisconsin           100% by NorthStar
                                                      Print Group
   ADD, Inc.                     Wisconsin           100% by Registrant
   MRC Telecommunications, Inc.  Wisconsin           100% by Registrant
   NorLight, Inc.                Wisconsin           100% by MRC
   Telephone Associates Long
    Distance, Inc.               Minnesota           100% by NorLight, Inc.
   Bemidji Long Distance, Inc.   Minnesota           100% by NorLight, Inc.
   PrimeNet Marketing, Inc.      Minnesota           100% by Registrant
   Trumbull Printing, Inc.       Connecticut         100% by Registrant
   Imperial Printing Company     Michigan            100% by Registrant
   Buyers' Guide, Inc.           North Carolina      100% by ADD, Inc.
   Label Products & Design,
    Inc.                         Wisconsin           100% by NorthStar
                                                      Print Group
   Boca Publishing Company,
    Inc.                         Wisconsin           100% by ADD, Inc.
   Auto Mart Publications, Inc.  Ohio                100% by ADD, Inc.
   Nordoc Software Services      France               99% by Imperial
   Printing*
   Nordoc Europe BV.             Netherlands         100% by Imperial
   Printing
   _____________________________
   *    1% by other subsidiaries of the Registrant

        The Registrant has no controlling parent. Twelve million nine hundred and sixty thousand (12,960,000) shares, 90% of the Registrant's issued common stock at December 31, 1994, are owned of record by Journal Employes' Stock Trust. The right to vote these shares in most instances resides in the employees who hold units of beneficial interest in that trust. Accordingly, the Registrant is not controlled by Journal Employes' Stock Trust and does not consider it to be a "parent" of the Registrant within the meaning of Regulation 12b-2(k). See Item 12 "Security Ownership of Certain Beneficial Owners and Management."